Exhibit 4.6.0

DESCRIPTION OF SECURITIES

The following description of capital stock of Meta Materials Inc. (the “Company,” “we,” “us” and “our”) summarizes certain provisions of our articles of incorporation, as amended (the “Articles of Incorporation”), and our amended and restated bylaws (the “Bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 200,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of December 31, 2022, there were approximately 362,247,867 shares of Common Stock outstanding (including 10,417,108 shares of vested and unvested restricted stock), and 1 share of Preferred Stock which consists of 1 designated share of Series B Special Voting Preferred Stock, as described below. Additionally, we currently have warrants and stock options outstanding that are exercisable into a total of approximately 73,515,963 shares of Common Stock.

Common Stock

Voting Rights

The rights of all holders of the Common Stock are identical in all respects. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders.

Right to Receive Liquidation Distributions

Upon liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities and after payment to the holders of Preferred Stock, if any.

No Preemptive or Similar Rights

The holders of the Common Stock do not have preemptive subscription, redemption or conversion rights under our Articles of Incorporation.

No Cumulative Voting

Cumulative voting in the election of Directors is not permitted. There are no sinking fund provisions applicable to the Common Stock.

Fully Paid

The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our Board of Directors can, without approval of our stockholders, issue one or more series of Preferred Stock and determine the number of shares of each series and the rights, preferences, and limitations of each series. The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of our authorized Preferred Stock. If we offer Preferred Stock, a more specific description will be filed with the SEC, and the designations and rights of such Preferred Stock will be described in a prospectus supplement, including the following terms:

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the series, the number of shares offered, and the liquidation value of the Preferred Stock;

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the price at which the Preferred Stock will be issued;

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the dividend rate, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the Preferred Stock;

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the liquidation preference of the Preferred Stock;

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the voting rights of the Preferred Stock;

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whether the Preferred Stock is redeemable, or subject to a sinking fund, and the terms of any such redemption or sinking fund;

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whether the Preferred Stock is convertible, or exchangeable for any other securities, and the terms of any such conversion or exchange; and

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any additional rights, preferences, qualifications, limitations, and restrictions of the Preferred Stock.

The description of the terms of the Preferred Stock that will be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of Preferred Stock. The registration statement, of which this prospectus forms a part, will incorporate by reference the certificate of designation as an exhibit.

Undesignated Preferred Stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise and to thereby protect the continuity of our management. The issuance of shares of Preferred Stock may adversely affect the rights of the holders of our Common Stock. For example, any Preferred Stock issued may:

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rank prior to our Common Stock as to dividend rights, liquidation preference, or both;

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have full or limited voting rights; and

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be convertible into shares of Common Stock.

As a result, the issuance of shares of Preferred Stock may:

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discourage bids for our Common Stock; or

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otherwise adversely affect the market price of our Common Stock or any then existing Preferred Stock.

Any Preferred Stock will, when issued, be fully paid and non-assessable.

Series B Preferred Stock

On June 14, 2021, we also filed the Certificate of Designation of Preferences, Rights and Limitations, or the Series B Certificate of Designation, of Series B Preferred Special Voting Preferred Stock, or the Special Voting Share, with the Secretary of State of the State of Nevada, and designated one share of Preferred Stock as the Special Voting Share. In connection with the Arrangement, Meta shareholders may elect to receive either shares of Common Stock or Exchangeable Shares in exchange for such holder’s Meta common shares. Immediately prior to the Effective Time, the Special Voting Share will be issued to a trustee and, while it is outstanding, will enable holders of Exchangeable Shares to cast votes on matters for which holders of the stockholders of the combined company are entitled to vote, and to receive dividends that are economically equivalent to any dividends declared with respect to the Common Stock of the combined company. A more detailed description of the preferences, rights and limitations of the Special Voting Share is set forth in the Definitive Proxy Statement we filed with the SEC on May 7, 2021. The foregoing description of the Series B Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on June 16, 2021.

No Cumulative Voting

Holders of shares of Common Stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of Common Stock do not have cumulative voting rights, which mean that the holders of more than 50% of our outstanding voting securities can elect all of the directors of the Company.

Description of Warrants

We may offer warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the applicable prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

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whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

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if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

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the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions, and other provisions for changes to or adjustment in the exercise price, of the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

Common Stock Warrants (June 2022)

The material terms and provisions of the common stock warrants issued in June 2022 (the “June 2022 Warrants) are summarized below. This summary is subject to and qualified in its entirety by the form of June 2022 Warrant, which was filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on June 27, 2022.

General Terms of the June 2022 Warrants. The June 2022 Warrants represent the rights to purchase up to an aggregate of 37,037,039 shares of Common Stock at an exercise price of $1.75 per share (the “June 2022 Warrant Shares”). Each June 2022 Warrant were exercisable six months from the date of issuance and have a term of five and a half years from the date of issuance.

Exercise. Holders of the June 2022 Warrants may exercise their June 2022 Warrants to purchase shares of our Common Stock at any time prior to the expiration date by delivering (i) notice of exercise, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions with respect to the June 2022 Warrants, payment of the exercise price for the number of shares with respect to which the June 2022 Warrant is being exercised. June 2022 Warrants may be exercised in whole or in part, but only for full shares of Common Stock. We provide certain rescission and buy-in rights to a holder if we fail to deliver the shares of Common Stock issuable upon exercise of the June 2022 Warrants by the date on which delivery of the stock certificate is required by the June 2022 Warrant. With respect to the rescission rights, the holder has the right to rescind the exercise if the shares of Common Stock are not timely delivered to the holder in accordance with the terms of the June 2022 Warrant. The buy-in rights apply if after the date on which delivery of the shares of Common Stock is required by the June 2022 Warrant, the holder purchases (in an open market transaction or otherwise) shares of our Common Stock to deliver in satisfaction of a sale by the holder of the June 2022 Warrant Shares that the holder anticipated receiving from us upon exercise of the June 2022 Warrant. In this event, we will:

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pay in cash to the holder the amount, if any, by which (a) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (b) the amount obtained by multiplying (1) the number of June 2022

Warrant Shares that the Company was required to deliver, but did not deliver, to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed; and

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at the option of the holder, either (a) reinstate the portion of the June 2022 Warrant and equivalent number of June 2022 Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or (b) deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.

In addition, the June 2022 Warrant holders are entitled to a “cashless exercise” option if, at the time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the shares of Common Stock issuable upon exercise of the June 2022 Warrants. This option entitles the June 2022 Warrant holders to elect to receive fewer shares of Common Stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula set forth in the June 2022 Warrant.

The June 2022 Warrant Shares will be, when issued and paid for in accordance with the June 2022 Warrants, duly and validly authorized, issued and fully paid and non-assessable. We have authorized and reserved at least that number of shares of Common Stock equal to the number of June 2022 Warrant Shares.

Fundamental Transactions. If, at any time while the June 2022 Warrants are outstanding, (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Company, (iv) we, directly or indirectly, in one or more related transactions, effect any reclassification, reorganization or recapitalization of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person, group of persons or entity that acquires more than 50% of the outstanding shares of our Common Stock (each a “Fundamental Transaction”), then, upon any subsequent exercise of the June 2022 Warrant, the holder shall have the right to receive, for each June 2022 Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, the number of shares of Common Stock of the successor or surviving corporation or of the Company, if it is the surviving corporation, and/or any additional consideration (the “Alternate Consideration ”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the June 2022 Warrant is exercisable immediately prior to such Fundamental Transaction. In addition, in the event of a Fundamental Transaction which is approved by our board of directors, the holders of the June 2022 Warrants have the right to require us or a successor entity to redeem the June 2022 Warrant for cash in the amount of the Black-Scholes value of the unexercised portion of the June 2022 Warrant on the date of the consummation of the Fundamental Transaction. In the event of a Fundamental Transaction which is not approved by our board of directors, the holders of the June 2022 Warrants have the right to require us or a successor entity to redeem the June 2022 Warrant for the consideration paid in the Fundamental Transaction in the amount of the Black Scholes value of the unexercised portion of the June 2022 Warrant on the date of the consummation of the Fundamental Transaction.

Subsequent Rights Offerings. If, at any time while the June 2022 Warrants are outstanding, we grant, issue or sell any Common Stock Equivalents (as such term is defined in the June 2022 Warrant) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holders of the June 2022 Warrants will be entitled to acquire those, upon terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete exercise of the June 2022 Warrant (without regard to any limitations on exercise thereof, including without limitation, the beneficial ownership limitation).

Pro Rata Distributions. If, at any time while the June 2022 Warrants are outstanding, we declare or make a dividend or other distribution of assets (or rights to acquire assets) to all holders of our Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (other than dividends or distributions subject to the June 2022 Warrant) (a “Distribution”), at any time after the issuance of the June 2022 Warrant, then, in each such case, the holder shall be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon complete exercise of the June 2022 Warrant (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation).

Certain Adjustments. The exercise price and the number of June 2022 Warrant Shares are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our Common Stock.

Delivery of Shares. Upon the holder’s exercise of a June 2022 Warrant, we will promptly, but in no event by that date that is the earliest of (i) two trading days, (ii) one trading day after delivery of the aggregate exercise price to the Company and (iii) the number of trading days comprising the standard settlement period after the delivery to us of the notice of exercise and provided that payment of the aggregate exercise price (other than in the case of a cashless exercise) is received within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period following delivery of the notice of exercise, issue and deliver, or cause to be issued and delivered, the shares of Common Stock issuable upon exercise of the June 2022 Warrant. In addition, we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit or Withdrawal at Custodian system (“DWAC”) or another established clearing corporation performing similar functions. If we fail for any reason to timely deliver to the investor the June

2022 Warrant Shares, we will pay to the investor, in cash, as liquidated damages and not as a penalty, for each $1,000 of June 2022 Warrant Shares subject to such exercise, $10 per trading day (increasing to $20 per trading day on the third trading day after such liquidated damages begin to accrue) for each trading day after the trading day on which the June 2022 Warrant Shares were required to be delivered, until such June 2022 Warrant Shares are delivered or the investor rescinds such exercise.

Notice of Corporate Action. We will provide notice to holders of the June 2022 Warrants to provide them with the opportunity to exercise their June 2022 Warrants and hold Common Stock in order to participate in or vote on the following corporate events:

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if we shall take a record of the holders of our Common Stock for the purpose of entitling them to receive a dividend or any other distribution in whatever form, or declare a special nonrecurring cash dividend on a redemption of Common Stock, or any warrant or right to subscribe for or purchase any shares of stock of any class or of any other right;

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any reclassification of our capital stock or any consolidation or merger with, or any sale, transfer or other disposition of all or substantially all of our property, assets or business to, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property with, another corporation; or

•	a voluntary or involuntary dissolution, liquidation or winding up of our Company.

Limitations on Exercise. Subject to limited exceptions, a holder of June 2022 Warrants will not have the right to exercise any portion of its June 2022 Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, 9.99% at the election of the holder prior to issuance) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation, provided that such beneficial ownership limitation in no event exceeds 9.99%. Any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to us.

Dividend Policy

The holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of directors out of legally available funds.

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.

We have neither declared nor paid any cash dividends on our preferred or Common Stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and do not anticipate paying any cash dividends on our preferred or Common Stock.

Anti-Takeover Provisions

Our Bylaws and Nevada law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check Preferred Stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Listing

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “MMAT.”

Transfer Agent

The transfer agent for our Common Stock is American Stock Transfer & Trust Company, LLC.